EXHIBIT 99.1

Amtech Reports Fourth Quarter Fiscal 2016 Results

TEMPE, Ariz., November 17, 2016 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets, today reported results for its fourth quarter and fiscal year ended September 30, 2016.

Fourth Quarter Fiscal 2016 Operations and Financial Highlights

•	Customer orders of $27.7 million (solar $11.8 million)

•	Net revenue of $42.4 million (solar $22.6 million)

•	Quarter-end backlog of $48.6 million (solar $34.0 million)

•	Non-cash charge for valuation allowance on deferred tax assets of $0.4 million

•	Provision for doubtful accounts receivable of $1.8 million

•	Net loss of $0.3 million, or $0.02 per share

Fiscal Year 2016 Financial Highlights

•	Customer orders of $138.3 million (solar $76.0 million)

•	Net revenue of $120.3 million (solar $60.9 million)

•	Book to bill ratio of 1.1:1 (solar 1.2:1)

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We are seeing a high level of interest in our newly introduced next generation technology solutions. There has been strong quoting activity throughout this past year which is translating to bookings including those for our new high throughput PECVD and ALD systems. We shipped our first combined PECVD and ALD PERC solution to a top-tier customer in November 2016. The market is showing interest in selective capacity expansion needs, line upgrades, and high-efficiency technology adaptation to ensure competitiveness and long-term profitable growth. We are also pleased to report that our SEMI business saw good volumes and margins in the fourth quarter.”

“Over the course of the last few years we have been diligent in our efforts to best align our global businesses with the rapidly changing market environment. With measurable improvements throughout our fiscal year 2016, our ongoing initiatives have positioned us very well to leverage our many strengths as markets improve.”

Financial Results

Customer orders in the fourth quarter of fiscal 2016 were $27.7 million ($11.8 million solar), compared to $30.0 million ($13.2 million solar) in the preceding quarter and $18.8 million ($5.3 million solar) in the fourth quarter of fiscal 2015. For the year ended September 30, 2016 and 2015 customer orders were $138.3 million ($76.0 million solar) and $109.9 million ($61.2 million solar), respectively.

At September 30, 2016, the Company’s order backlog was $48.6 million (solar $34.0 million), compared to total backlog of $63.8 million (solar $45.3 million) at June 30, 2016 and $34.6 million (solar $22.9 million) at September 30, 2015. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Net revenue for the fourth quarter of fiscal 2016 was $42.4 million compared to $33.3 million in the preceding quarter and $28.2 million in the fourth quarter of fiscal 2015. The sequential and year-over-year increases were due to higher shipments from our solar, semiconductor and polishing segments. Gross margin in the fourth quarter of fiscal 2016 was 29%, compared to 29% in the previous quarter and 23% in the fourth quarter of fiscal 2015. Sequentially, the gross margins were higher in our semiconductor segment primarily due to favorable product mix but were offset by lower gross margins in our solar segment primarily due to increased revenue deferrals. The higher gross margin compared to a year ago is primarily due to higher gross margins achieved in our semiconductor segment due to favorable product mix.

Selling, general and administrative (SG&A) expenses in the fourth quarter of fiscal 2016 were $10.3 million compared to $8.7 million in the preceding quarter and $9.1 million in the fourth quarter of fiscal 2015. The increase compared to the previous quarter was primarily due to a provision for doubtful accounts receivable of $1.8 million, partially offset by lower selling expenses as a percentage of shipments and lower commissionable sales. The increase compared to a year ago was due to an increase in the provision for doubtful accounts receivable, offset by lower legal fees and lower compensation expense.

Research, development and engineering (RD&E) expense was $2.0 million in the fourth quarter of fiscal 2016 compared to $1.6 million in the preceding quarter and $3.0 million in the fourth quarter of fiscal 2015. The higher RD&E expense compared to the previous quarter was due to higher spending and slightly lower recognition of grant revenue. The lower RD&E expense compared to a year ago was due primarily to the deconsolidation of Kingstone in fiscal 2015.

Depreciation and amortization expense in the fourth quarter of fiscal 2016 was $0.7 million, compared to $0.7 million in the preceding quarter and $0.9 million in the fourth quarter of fiscal 2015.

Income tax expense was $1.1 million for the three months ended September 30, 2016 compared to less than $0.1 million in the preceding quarter and $1.3 million in the fourth quarter of fiscal 2015. The increase in income tax expense in the current quarter was primarily due to an increase in income before taxes in the United States and an increase in the valuation allowance. As of September 30, 2016, there was a valuation allowance on all deferred tax assets except for a $0.2 million deferred tax asset that we believe is more likely than not to be realized. This increase in the valuation allowance accounted for approximately $0.4 million of tax expense.

Net loss for the fourth quarter of fiscal 2016 was $0.3 million, or $0.02 per share, compared to a net loss of $1.2 million or $0.09 per share in the preceding quarter and net income of $1.3 million, or $0.10 per share for the fourth quarter of fiscal 2015, which included a gain on partial disposition of our investment in Kingstone of approximately $7.8 million, net of tax.

Unrestricted cash and cash equivalents at September 30, 2016 were $27.7 million, compared to $28.3 million at June 30, 2016. The decrease in cash and cash equivalents during the quarter was primarily due to cash used for capital expenditures and debt service payments.

Outlook

The company expects revenues for the quarter ending December 31, 2016 to be in the range of $25 to $27 million and gross margin to be in the mid 20s percent range.

Operating results could be impacted by the timing of system shipments, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.

A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00pm ET to discuss fourth quarter and fiscal 2016 financial results. Those in the USA wishing to participate in the live call should dial 1-844-868-9329. From Canada, dial 1-866-605-3852, and internationally, dial 1-412-317-6703. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through November 24, 2016.  To access the replay please dial US toll free 1-877-344-7529 and enter code 10094719. Internationally, dial 1-412-317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2016, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-Ks and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 17, 2016

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarters Ended September 30,		Years Ended September 30,
	(unaudited)	(unaudited)
	2016	2015	2016	2015
Revenues, net of returns and allowances	$42,409	$28,198	$120,308	$104,883
Cost of sales	29,934	21,635	86,245	77,875
Gross profit	12,475	6,563	34,063	27,008

Selling, general and administrative	10,259	8,516	33,967	33,028
Research, development and engineering	1,989	3,024	8,004	6,918
Restructuring charges	—	583	—	583
Operating income (loss)	227	(5,560)	(7,908)	(13,521)
Gain on deconsolidation of Kingstone	—	8,814	—	8,814
Gain on sale of other assets	—	—	2,576	—
Income from equity method investment	72	—	299	—
Interest expense and other income, net	16	35	(417)	(100)
Income (loss) before income taxes	315	3,289	(5,450)	(4,807)
Income tax provision	1,060	1,270	3,100	1,910
Net income (loss)	(745)	2,019	(8,550)	(6,717)

Add: net (income) loss attributable to noncontrolling interest	456	(670)	1,542	(1,054)
Net income (loss) attributable to Amtech Systems, Inc.	$(289)	$1,349	$(7,008)	$(7,771)

Income (loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$(0.02)	$0.10	$(0.53)	$(0.65)
Weighted average shares outstanding	13,177	13,150	13,168	12,022
Diluted income (loss) per share attributable to Amtech shareholders	$(0.02)	$0.10	$(0.53)	$(0.65)
Weighted average shares outstanding	13,177	13,259	13,168	12,022

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 17, 2016

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	September 30, 2016	September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$27,655	$25,852
Restricted cash	893	638
Accounts receivable
Trade (less allowance for doubtful accounts of $3,730 and $5,009 at September 30, 2016, and September 30, 2015, respectively)	17,642	14,488
Unbilled and other	8,634	8,494
Inventories	23,223	23,329
Deferred income taxes	—	2,050
Refundable income taxes	260	—
Notes and other receivable	—	7,079
Other	4,617	3,772
Total current assets	82,924	85,702
Property, Plant and Equipment - Net	15,960	17,761
Deferred Income taxes - Long-Term	200	430
Other Assets - Long Term	1,095	3,356
Investments	3,032	2,733
Intangible Assets - Net	4,100	4,939
Goodwill - Net	11,119	10,535
Total Assets	$118,430	$125,456
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$15,397	$15,646
Current maturities of long-term debt	1,134	919
Accrued compensation and related taxes	5,710	5,605
Accrued warranty expense	795	793
Deferred profit	4,709	4,873
Customer deposits	7,055	7,154
Other accrued liabilities	2,164	3,551
Income taxes payable	1,100	830
Total current liabilities	38,064	39,371
Long-term Debt	9,097	8,448
Income Taxes Payable - Long-Term	5,930	4,990
Total liabilities	53,091	52,809
Commitments and Contingencies
Stockholders' Equity
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,179,355 and 13,150,469 at September 30, 2016, and September 30, 2015, respectively	132	131
Additional paid-in capital	111,631	110,191
Accumulated other comprehensive loss	(8,876)	(8,666)
Retained deficit	(35,830)	(28,822)
Total stockholders' equity	67,057	72,834
Noncontrolling interest	(1,718)	(187)
Total equity	65,339	72,647
Total Liabilities and Stockholders' Equity	$118,430	$125,456

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 17, 2016

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2016	2015
Operating Activities
Net loss	$(8,550)	$(6,717)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,974	3,357
Write-down of inventory	84	138
Capitalized interest	322	—
(Reversal of) provision for allowance for doubtful accounts	1,698	(194)
Deferred income taxes	2,281	454
Non-cash share based compensation expense	1,390	1,162
Gain on deconsolidation of subsidiary	—	(8,814)
Gain on sale of fixed assets	(60)	—
Gain on sale of other assets	(2,576)	—
Income from equity method investment	(299)	—
Changes in operating assets and liabilities:
Restricted cash	(253)	(1,731)
Accounts receivable	(4,998)	1,700
Inventories	491	(1,308)
Accrued income taxes	351	(4,329)
Other assets	(814)	2,119
Accounts payable	(225)	939
Accrued liabilities and customer deposits	(1,355)	4,647
Deferred profit	(150)	(1,490)
Net cash used in operating activities	(9,689)	(10,067)
Investing Activities
Purchases of property, plant and equipment	(978)	(610)
Investment in acquisitions, net of cash	—	8,191
Proceeds from sale of property, plant and equipment	255	—
Proceeds from partial sale of subsidiary	7,012	700
Proceeds from the sale of other assets	4,884	—
Net cash provided by investing activities	11,173	8,281
Financing Activities
Proceeds from issuance of common stock, net	51	523
Payments on long-term obligations	(739)	(482)
Borrowings on long-term debt	1,145	734
Excess tax benefit of stock compensation	—	30
Net cash provided by financing activities	457	805
Effect of Exchange Rate Changes on Cash	(138)	(534)
Net Increase (Decrease) in Cash and Cash Equivalents	1,803	(1,515)
Cash and Cash Equivalents, Beginning of Period	25,852	27,367
Cash and Cash Equivalents, End of Period	$27,655	$25,852